EXHIBIT 21.1

Subsidiaries of the Company

Twinlab Consolidation Corporation, Inc., a Delaware corporation

Twinlab Holdings, Inc. (formerly known as Idea Sphere, Inc.), a Michigan corporation

ISI Brands, Inc., a Michigan corporation

Twinlab Corporation, a Delaware corporation